UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2012

ARI NETWORK SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	0-19608 (Commission File Number)	39-1388360 (IRS Employer Identification No.)

10850 West Park Place, Suite 1200 Milwaukee, Wisconsin (Address of principal executive offices)	53224 (Zip Code)

Registrant’s telephone number, including area code:  (414) 973-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain
Officers.

On April 27, 2012, the Board of Directors of ARI Network Services, Inc. (the “Company”) appointed James R. Johnson as a member of the Company’s Board, to hold office until the Company’s 2013 Annual Meeting of Shareholders and until his successor is elected.  The Board of Directors has made no determination as to whether Mr. Johnson will be appointed to any committee of the Board.

As a non-employee director of the Company, Mr. Johnson will participate in the same compensation arrangements as the other non-employee directors of the Company, which currently consists of a cash retainer of $22,000 per year and an annual grant of an option to purchase shares of the Company’s common stock as determined by the Compensation Committee of the Company’s Board.  In addition, in connection with his appointment, Mr. Johnson was granted an option to purchase 10,000 shares of the Company’s common stock under the Company’s 2010 Equity Incentive Plan.  This option will become exercisable as to 50% of the shares on July 31, 2012 and as to the remaining 50% of the shares on July 31, 2013.

Item 8.01.

Other Events.

On May 3, 2012, the Company announced the appointment of Mr. Johnson to the Company’s Board of Directors, as described in Item 5.02 above.  The press release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No	Description

99.1	Press Release dated May 3, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 3, 2012

ARI NETWORK SERVICES, INC.

By:

/s/ Darin R. Janecek

Darin R. Janecek
Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 3, 2012